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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

Hawker Pacific Aerospace
Sun Valley, California

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Hawker Pacific Aerospace for the registration of 1,831,597 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 1999, except for paragraphs 5 through 9 of Note 5 for which the date is April 12, 1999, with respect to the consolidated financial statements and schedules of Hawker Pacific Aerospace included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP


Woodland Hills, California
January 31, 2000